Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ASANTE SOLUTIONS, INC.

Asante Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Asante Solutions, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 2006 under the name M2 Group Holdings, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation, as previously amended, is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Asante Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by David Thrower, a duly authorized officer of the Corporation, on September 2, 2014.

/s/ David Thrower
David Thrower,
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Asante Solutions, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

1. Authorization of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 323,700,000, consisting of 190,000,000 shares of Common Stock, $0.001 par value per share and 133,700,000 shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 36,000,000 shares. The second Series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of 17,700,000 shares. The third Series of Preferred Stock shall be designated “Series A-3 Preferred Stock” and shall consist of 80,000,000 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Closing” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(b) “Conversion Price” shall mean $1.00 per share for the Series A-1 Preferred Stock, $1.00 per share for the Series A-2 Preferred Stock and $1.00 per share for the Series A-3 Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d) “Corporation” shall mean Asante Solutions, Inc.

(e) “Distribution” shall mean (i) the transfer of cash, evidences of indebtedness, assets or other property to stockholders of the Corporation in respect of their shares of capital stock, with or without consideration, whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or (ii) the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property.

(f) “Dividend Rate” shall mean $0.08 per annum for each share of Preferred Stock (as adjusted for Recapitalizations as set forth elsewhere herein).

(g) “Liquidation” shall mean any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall include a Deemed Liquidation (as defined in Section 3(e)).

(h) “Liquidation Preference” shall mean the applicable Original Issue Price per share of Preferred Stock, plus in each case all declared but unpaid dividends on such share.

(i) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) “Original Issue Price” shall mean $1.00 per share for the Series A-1 Preferred Stock, $1.00 per share for the Series A-2 Preferred Stock and $1.00 per share for the Series A-3 Preferred Stock (each as adjusted from time to time for Recapitalizations as set forth elsewhere herein).

(k) “Outside Investor” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(l) “Permitted Distribution” shall mean (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, provided, in each such case, that such Distribution is not associated with a Liquidation.

(m) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n) “Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.

(o) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis among each other and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2 upon the affirmative vote or written consent of the holders of at least 60% (and, following an aggregate investment of at least $18,500,000 by Outside Investor(s) in any Closing(s), 66 2/3%) of the shares of Preferred Stock then outstanding (voting together as a single class on an as-converted basis) (such holders, the “Requisite Investors”).

(b) After payment of the dividends described in Section 2(a), any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as described in Section 4 below).

3. Liquidation Rights.

(a) Series A-3 Liquidation Preference. In the event of a Liquidation, the holders of shares of the Series A-3 Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any Distribution shall be made in respect of the Corporation’s Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, an amount per share of Series A-3 Preferred Stock equal to the Liquidation Preference for the Series A-3 Preferred Stock. If upon a Liquidation, the assets of the Corporation legally available for distribution to the holders of the Series A-3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A-3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Series A-2 Liquidation Preference. In the event of a Liquidation and after the payment in full to the holders of the Series A-3 Preferred Stock of the full Liquidation Preference per share of Series A-3 Preferred Stock pursuant to Section 3(a), the holders of shares of the Series A-2 Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any Distribution shall be made in respect of the Corporation’s Series A-1 Preferred Stock or Common Stock, an amount per share of Series A-2 Preferred Stock equal to the Liquidation Preference for the Series A-2 Preferred Stock. If upon a Liquidation and after the payment in full to the holders of the Series A-3 Preferred Stock of all the amounts payable to them pursuant to Section 3(a), the assets of the Corporation legally available for distribution to the holders of the

Series A-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c) Series A-1 Liquidation Preference. In the event of a Liquidation, and after the payment in full to the holders of the Series A-3 Preferred Stock and the Series A-2 Preferred Stock of the full Liquidation Preference per share of Series A-3 Preferred Stock and Series A-2 Preferred Stock pursuant to Sections 3(a) and 3(b), the holders of shares of the Series A-1 Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any Distribution shall be made in respect of the Corporation’s Common Stock, an amount per share of Series A-1 Preferred Stock equal to the Liquidation Preference for the Series A-1 Preferred Stock. If upon a Liquidation, and after the payment in full to the holders of the Series A-3 Preferred Stock and the Series A-2 Preferred Stock of all the amounts payable to them pursuant to Sections 3(a) and 3(b), the assets of the Corporation legally available for distribution to the holders of the Series A-1 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(c), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A-1 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(c).

(d) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock and Preferred Stock of the Corporation in proportion to the number of shares of Common Stock held by them, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Liquidation.

(e) Deemed Liquidation.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation” unless the Requisite Investors elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of any such event:

(1) a merger or consolidation in which

(a) the Corporation is a constituent party or

(b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except, in each such case, any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 3(e), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) Effecting a Deemed Liquidation. The Corporation shall not have the power to effect a Deemed Liquidation unless the agreement or plan of merger, consolidation or sale of assets (the “Merger Agreement”) provides that the consideration payable to the Corporation or its stockholders shall be allocated among and paid (after provision for the obligations of the Corporation in the case of a Deemed Liquidation described in Sections 3(e)(i)(1)(b) or 3(e)(i)(2) above) to the holders of Preferred Stock of the Corporation in accordance with Sections 3(a), 3(b), 3(c) and 3(d).

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that, unless otherwise provided for in the Merger Agreement, any publicly-traded securities to be distributed to stockholders in Liquidation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (x) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (y) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) with respect to all shares of Preferred Stock, immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock; provided that the aggregate gross proceeds to the Corporation are not less than $30 million (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the Requisite Investors, or, if later, the effective date for conversion specified in such request. Each of the above events leading to conversion of the Preferred Stock shall be referred to as an “Automatic Conversion Event”.

(c) Mechanics of Conversion. (i) Upon any conversion of shares of Preferred Stock, in accordance with Section 4(a) or 4(b), all dividends that have been declared pursuant to Section 2 on the Preferred Stock and that remain unpaid shall be paid in shares, or fractions of shares, of the same series of Preferred Stock, and such additional shares of Preferred Stock shall be simultaneously converted into shares of Common Stock at the Conversion Rate. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(ii) To convert shares of Preferred Stock into full shares of Common Stock in accordance with Section 4(a), and to receive certificates therefor, a holder of Preferred Stock shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same. The close of business on the date of receipt by the transfer agent (or by the Corporation, if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date; provided, however, that, if the conversion is in connection with an initial public offering or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(iii) Notwithstanding the foregoing, each outstanding share of Preferred Stock shall be converted automatically upon an Automatic Conversion Event without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion on the date of such Automatic Conversion Event, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event, unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(iv) The Corporation shall, as soon as practicable after the Conversion Time or the delivery of certificates, or such agreement and indemnification, after an Automatic Conversion Event, issue and deliver to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

(d) Special Mandatory Conversion.

(i) Trigger Event. In the event that any Specified Holder (as defined below) does not purchase such Specified Holder’s Mandatory Closing Amount (as defined below) or Mandatory IPO Purchase Amount (as defined below), as applicable, of shares of Series A-3 Preferred Stock in the Mandatory Closing (as defined below) or Qualified IPO Closing (as defined below), as applicable (provided that the Corporation has delivered to each such Specified Holder at least two (2) business days’ prior written notice of the date the Corporation is consummating the Mandatory Closing), then the Applicable Portion of the shares of Series A-3 Preferred Stock held by such Specified Holder (an “Underparticipating Holder”) shall automatically, and without any further action on the part of such Underparticipating Holder, be converted into a number of shares of Common Stock equal to the Applicable Portion multiplied by one-fifth (1/5), at, as applicable, (A) 11:59 p.m. Pacific Time on the date that the Mandatory Closing is consummated or (B) in the case of a Qualified IPO, immediately prior to the consummation of such offering (the “Special Mandatory Conversion Time”). For purposes of determining the number of shares of Series A-3 Preferred Stock a Specified Holder has purchased in the Mandatory Closing or Qualified IPO Closing, as applicable, all shares of Series A-3 Preferred Stock purchased in the Mandatory Closing or Qualified IPO Closing, as applicable, by Affiliates of such Specified Holder shall be aggregated with the shares of Series A-3 Preferred Stock purchased by such Specified Holder in the Mandatory Closing or Qualified IPO Closing, as applicable, (provided that no shares shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.”

(ii) Procedural Requirements for Special Mandatory Conversion. Upon a Special Mandatory Conversion, the Corporation shall send to each Underparticipating Holder who has shares of Series A-3 Preferred Stock converted pursuant to Subsection 4(d)(i) a written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A-3 Preferred Stock pursuant to this Section 4(d). Upon receipt of such notice, each Underparticipating Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-3 Preferred Stock converted pursuant to Subsection 4(d)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Special Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 4(d)(ii). As soon as practicable after the Special Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-3 Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series A-3 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-3 Preferred Stock accordingly.

(iii) Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(1) “Affiliate” shall mean, with respect to any holder of shares of Series A-3 Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder. For avoidance of doubt, DTU Innovation A/S and DTU Invest K/S shall not be deemed Affiliates of SeeD Capital Denmark K/S.

(2) “Applicable Portion” shall mean a number of shares determined by multiplying (x) the total number of shares of Series A-3 Preferred held by such Underparticipating Holder and purchased prior to the Special Mandatory Conversion Time by (y) the difference between (i) one (1) minus (ii) a fraction, the numerator of which is the number of shares of Series A-3 Preferred actually purchased by such Underparticipating Holder at the Mandatory Closing or Qualified IPO Closing, as applicable, and the denominator of which shall be the Mandatory Closing Amount or Mandatory IPO Purchase Amount, as applicable, for such Underparticipating Holder, rounded up to the nearest whole share.

(3) “Mandatory Closing” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(4) “Mandatory Closing Amount” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(5) “Mandatory IPO Purchase Amount” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(6) “Qualified IPO Closing” shall have the meaning set forth in the Series A-3 Purchase Agreement.

(7) “Specified Holder” shall mean each holder of Series A-3 Preferred Stock having a Mandatory Closing Amount or Mandatory IPO Purchase Amount, as applicable.

(8) “Series A-3 Purchase Agreement” shall mean the Corporation’s Series A-3 Preferred Stock and Warrant Purchase Agreement dated on or around the Filing Date.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(e), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) up to 26,648,856 (as adjusted for Recapitalizations) shares of Common Stock (or such greater number as may be approved by at least two thirds (2/3) of the then current members of the Board of Directors), each as issued to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary, whether before or after the filing (the “Filing Date”) of this Amended and Restated Certificate of Incorporation, pursuant to restricted stock purchase agreements, stock option plans or similar arrangements, net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement;

(2) shares of Common Stock issued or issuable upon exercise of warrants outstanding as of the Filing Date;

(3) shares of Common Stock actually issued upon actual conversion of Preferred Stock;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(f), 4(g) or 4(h) hereof;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; provided that such issuances are approved by at least two-thirds (2/3) of the then current members of the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by at least two-thirds (2/3) of the then current members of the Board of Directors;

(7) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation unanimously approved by the Board of Directors;

(8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by at least two-thirds (2/3) of the then current members of the Board of Directors;

(9) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by at least two-thirds (2/3) of the then current members of the Board of Directors;

(10) shares of Common Stock issued or issuable (inclusive of shares issued or issuable pursuant to warrants issued) pursuant to the Series A-3 Purchase Agreement;

(11) shares of Common Stock issued pursuant to the Special Mandatory Conversion; and

(12) shares of Common Stock issued with the approval of the Requisite Investors, which approval affirmatively states such shares shall not be deemed “Additional Shares of Common Stock”.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(e)(iv)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to be Additional Shares of Common as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(e) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(f), 4(g) and 4(h) hereof, in each case for which a corresponding adjustment has already been made to the Conversion Rate of the Preferred Stock for such issuance), or if such Options or Convertible Securities are revised to provide for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto); provided, however, that no readjustment pursuant this clause (2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(4) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(e)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(e)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the applicable Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such applicable Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(e)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(e)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of either series of Preferred Stock pursuant to the terms of Section 4(e)(iv), then, upon the final such issuance, the Conversion Price of such series shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 3 above with respect to a Liquidation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares covered by Section 4(e) and 4(f)), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of each series of such Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Stock.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of either series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Requisite Investors.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock or Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors.

(i) Certain of the Corporation’s stockholders shall have rights to designate members of the Board of Directors, as set forth in a voting agreement dated on or about the date hereof by and among the Corporation, certain investors of the Corporation and certain holders of Common Stock of the Corporation, as such agreement may be amended from time to time (the “Voting Agreement”).

(ii) The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect six (6) directors of the Corporation (the “Preferred Directors”), the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Common Director”), and the holders of record shares of Preferred Stock and Common Stock, voting as separate classes, shall be entitled to elect two (2) directors. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection

5(d)(ii), then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 5(d), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 5(d).

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any votes required by Section 6 below) an affirmative vote of the holders of a majority of the stock of the Corporation (voting together as a single class on an as converted basis).

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes.

(a) As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be issued and outstanding, the Corporation shall not (by reclassification, merger, amendment or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders at least 66 2/3% of the outstanding shares of the Series A-1 Preferred Stock and Series A-2 Preferred Stock (voting together as a single class and on an as-converted basis):

(i) purchase or redeem any shares of Preferred Stock;

(ii) repurchase any shares of Common Stock (except for the repurchase of shares of Common Stock from directors, employees and consultants);

(iii) authorize or create any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(iv) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock or any series thereof;

(v) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(vi) declare or pay any Distribution with respect to the Common Stock or any Preferred Stock, other than a Permitted Distribution;

(vii) effect any Liquidation, including a Deemed Liquidation;

(viii) permit a subsidiary of the Corporation to sell any of its capital stock to a third party;

(ix) change the authorized number of directors on the Board of Directors;

(x) incur any indebtedness for borrowed money, which individually or in the aggregate, exceeds $500,000;

(xi) effect any transfer or other conveyance of assets of the Corporation, other than in the ordinary course of business, if the value of such transfer or conveyance, either individually or in the aggregate, would exceed $500,000; or

(xii) amend this Section 6(a).

(b) As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series A-1 Preferred Stock shall be issued and outstanding, the Corporation shall not (by reclassification, merger, amendment or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 60% of the outstanding shares of the Series A-1 Preferred Stock (voting together as a separate class):

(i) effect any amendment or waiver of any provision of the certificate of incorporation or the bylaws of the Corporation, as then in effect, that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-1 Preferred Stock) of the Series A-1 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-1 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security); or

(ii) authorize any other action that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-1 Preferred Stock) of the Series A-1 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-1 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security).

(c) As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series A-2 Preferred Stock shall be issued and outstanding, the Corporation shall not (by reclassification, merger, amendment or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders at least 66 2/3% of the outstanding shares of the Series A-2 Preferred Stock (voting together as a separate class):

(i) effect any amendment or waiver of any provision of the certificate of incorporation or the bylaws of the Corporation, as then in effect, that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-2 Preferred Stock) of the Series A-2 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-2 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security); or

(ii) authorize any other action that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-2 Preferred Stock) of the Series A-2 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-2 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security).

(d) As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series A-3 Preferred Stock shall be issued and outstanding, the Corporation shall not (by reclassification, merger, amendment or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders at least 66 2/3% of the outstanding shares of the Series A-3 Preferred Stock (voting together as a separate class):

(i) effect any amendment or waiver of any provision of the certificate of incorporation or the bylaws of the Corporation, as then in effect, that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-3 Preferred Stock) of the Series A-3 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-3 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security);

(ii) authorize any other action that materially and adversely affects the rights, preferences and privileges (including, without limitation, relative seniority, relative Liquidation Amount, or the like, or beneficial changes made to other series that are not made to the Series A-3 Preferred Stock) of the Series A-3 Preferred Stock in a manner different than any other series of Preferred Stock (it being understood that the Series A-3 Preferred Stock shall not be deemed to be affected in a manner different than any other series of Preferred Stock solely as a result of the creation of a senior or pari passu security).

(iii) purchase or redeem any shares of Preferred Stock;

(iv) repurchase any shares of Common Stock (except for the repurchase of shares of Common Stock from directors, employees and consultants);

(v) authorize or create any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(vi) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock or any series thereof;

(vii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(viii) declare or pay any Distribution with respect to the Common Stock or any Preferred Stock, other than a Permitted Distribution;

(ix) effect any Liquidation, including a Deemed Liquidation;

(x) permit a subsidiary of the Corporation to sell any of its capital stock to a third party;

(xi) change the authorized number of directors on the Board of Directors;

(xii) incur any indebtedness for borrowed money, which individually or in the aggregate, exceeds $500,000;

(xiii) effect any transfer or other conveyance of assets of the Corporation, other than in the ordinary course of business, if the value of such transfer or conveyance, either individually or in the aggregate, would exceed $500,000; or

(xiv) amend this Section 6(d).

(e) Any and all amendments to, or amendments and restatements of, the provisions of this Amended and Restated Certificate of Incorporation shall be made in accordance with Delaware General Corporation Law Section 242 as in effect at the time of such amendment or amendment and restatement.

7. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased or reacquired by the Corporation, the shares so converted, repurchased or reacquired shall be cancelled and shall not be issuable by this Corporation.

8. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given: (i) five (5) business days after being deposited in the United States mail, postage prepaid; (ii) one (1) day after being deposited with a nationally recognized courier, freight prepaid; or (iii) upon receipt by holder of a facsimile or electronic communication in compliance with the provisions of the Delaware General Corporation Law. All communications shall be addressed to each holder of record at such holder’s physical or electronic address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

1. Certain Acknowledgments. In recognition and anticipation that (i) certain directors, officers, employees and/or other representatives of Thomas, McNerney & Partners II, L.P., De Novo Ventures III, LP, Novo A/S, SeeD Capital Denmark K/S, Lundbeckfond Invest A/S and Sunstone Capital A/S (collectively, the “Venture Firms”) may serve as directors or officers of the Corporation, (ii) the Venture Firms and their respective Affiliated Companies may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and Affiliated Companies thereof may engage in material business transactions with the Venture Firms and their respective Affiliated Companies and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE XI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Venture Firms or their respective Affiliated Companies and their directors, officers, employees and other representatives, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

2. Competition and Corporate Opportunities. None of the Venture Firms or any of their respective Affiliated Companies shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and none of the Venture Firms or any director, officer, employee or other representative thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of the Venture Firms or any of their respective Affiliated Companies. In the event that any of the Venture Firms or their respective Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Companies, none of the Venture Firms or any of their respective Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that any of the Venture Firms or their Affiliated Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE XI, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business.

4. Agreements and Transactions with the Venture Firms. In the event that any of the Venture Firms or their respective Affiliated Companies enters into an agreement or transaction with the Corporation or any of its Affiliated Companies, a director or officer of the Corporation who is also a director, officer, employee or other representative of any of the Venture Firms shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and any of the Venture Firms or their respective Affiliated Companies and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors who are not persons or entities with an interest in the agreement or transaction (“Interested Persons”), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors consisting solely of members who are not Interested Persons or (iii) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors or committee thereof in the manner set forth in (i) and (ii) above;

(b) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(c) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and the Venture Firms or any of their respective Affiliated Companies and the material terms and facts of the agreement or transaction, by an affirmative vote of a majority of the shares of the Corporation’s capital stock entitled to vote, excluding any shares held by such Venture Firm or, as the case may be, any Affiliated Company thereof, or any Interested Person.

5. Certain Definitions. For purposes of this ARTICLE XI, “Affiliated Company” shall mean (a) in respect of any Venture Firm, any entity which is controlled by, or under common control with, such Venture Firm (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation shall mean any entity controlled by the Corporation.

6. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in the Restated Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of Preferred Stock then outstanding and held by the Venture Firms, voting together as a single class on an as-if-converted to common stock basis, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE XI. In addition, in the event any alteration, amendment, change or adoption of any provision inconsistent with this ARTICLE XI would directly impact any individual party in a different manner then the other parties to whom this ARTICLE XI applies the affirmative vote or written consent of such party shall be required.

7. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XI.

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